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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                    (Unaudited)
                                                                                 Nine Months Ended
                                                                        -------------------------------------
                                                                         November 23,           November 24,
                                                                             2002                   2001
                                                                        -------------           -------------
                                                                        (Dollars in thousands, except ratios)
Earnings:
   Income before income taxes                                           $     161,419           $      92,525
   Add:
      Interest on indebtedness                                                  8,371                  18,475
      Equity income, net of distributions                                         559                    (588)
      Minority losses                                                           1,548                     139
      Portion of rents representative of the interest factor                    4,833                   4,833
      Amortization of capitalized interest                                        925                   1,471
                                                                        -------------           -------------
         Adjusted earnings                                              $     177,655           $     116,855
                                                                        =============           =============

Fixed charges:
      Interest on indebtedness                                                  8,371                  18,475
      Portion of rents representative of the interest factor                    4,833                   4,833
      Capitalized interest                                                         21                   1,052
                                                                        -------------           -------------
         Total fixed charges                                            $      13,225           $      24,360
                                                                        =============           =============

         Ratio of earnings to fixed charges                                     13.43                    4.80
                                                                        =============           =============
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